News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Greg Fritz

330-796-6704

FOR IMMEDIATE RELEASE

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Goodyear Extends Maturities, Increases Liquidity in
$3.2 Billion Credit Facilities Refinancing

AKRON, Ohio, April 19, 2012 – The Goodyear Tire & Rubber Company today announced that it has completed a refinancing of its principal U.S. credit facilities. Significant changes to the amended and restated agreements include:

•	The company’s existing $1.5 billion asset-based revolving credit facility was increased to $2.0 billion and its maturity was extended to 2017. Loans under this facility will initially bear interest at LIBOR plus 150 basis points.

•	The company’s existing $1.2 billion second lien term loan was extended to 2019. The loan will bear interest at LIBOR plus 375 basis points, subject to a LIBOR floor of 100 basis points. The amended and restated second lien term loan was issued with an original issue discount of 200 basis points.

“These financing actions position the company to continue to implement its Strategy Roadmap,” said Darren R. Wells, executive vice president and chief financial officer. “We see this refinancing as a proactive step to improve our financial position, leaving us with no term debt repayments required until 2019.”

Goodyear is one of the world’s largest tire companies. It employs approximately 73,000 people and manufactures its products in 53 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.